CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



    We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of First Pacific Mutual Fund, Inc. and to the use of our report dated November 8, 1995 on the financial statements and financial highlights of First Hawaii Municipal Bond Fund and First Hawaii Intermediate Municipal Fund, each a series of shares of First Pacific Mutual Fund, Inc. Such financial statements and financial highlights appear in the 1995 Annual Report to Shareholders which are incorporated by reference in the Registration Statement and Prospectus.





                                                    TAIT, WELLER & BAKER


Philadelphia, Pennsylvania
January 27, 1996